EX-99.77H CHNG CNTRL 3 n77h.htm

SUB-ITEM 77H

As of October 29, 2010, East Tennessee Foundation (“East Tennessee”) became a control person of TIFF US Equity Fund, as such term is defined by the Investment Company Act of 1940, as amended (the “1940 Act”), following a redemption of shares on that date by another shareholder, which caused East Tennessee’s share ownership to surpass 25% of the fund’s outstanding voting securities.

As of July 1, 2010, St. David’s Foundation (“St. David’s”) became a control person of TIFF Short-Term Fund, as such term is defined by the 1940 Act, following a redemption of shares on that date by another shareholder, which caused St. David’s share ownership to surpass 25% of the fund’s outstanding voting securities.

As of November 1, 2010, St. David’s ceased to be a control person of TIFF Short-Term Fund, as such term is defined by the 1940 Act, as a result of purchases of shares on that date by another shareholder, which caused St. David’s share ownership to fall below 25% of the fund’s outstanding voting securities.